Exhibit 4.1

THE REGENT COMMUNICATIONS, INC.

SENIOR MANAGEMENT BONUS PLAN

     Regent Communications, Inc. (the “Company”) has, by appropriate resolution of its Board of Directors (the “Board”), adopted the following Senior Management Bonus Plan (the “Plan”) to be effective upon the first day of January 2002, subject to its approval by the Company’s shareholders.

     1. Purpose. The purpose of the Plan is to promote the success of the Company and its subsidiaries by providing incentive bonuses to members of the Company’s senior management team that will link their personal interests to the long-term financial success of the Company and its subsidiaries and to growth in shareholder value. The Plan is designed to provide flexibility to the Company in its ability to motivate and retain the services of key employees upon whose judgment, interest, and special effort the successful conduct of its operations is largely dependent.

     2. Eligibility. Participation in the Plan shall be limited to the Company’s executive officers and other key managerial personnel of the Company or of the Company’s subsidiaries. The Company’s Compensation Committee (the “Committee”) will from time to time determine the employees who may participate in this Plan and the extent to which such persons may participate.

     3. Bonuses that may be awarded under the Plan. Subject to Section 10, the Committee may, in its sole discretion, and subject to the terms of the Plan, grant an annual bonus to eligible employees in an amount as determined by the Committee (the “Bonus”).

     4. Payment of Bonus. Payment of any Bonus shall be paid as follows:

                4.1 Cash Portion. Seventy percent (70%) (or such percentage as established by the Committee from year to year) of a participant’s Bonus for a calendar year shall be paid in cash to such participant as soon as administratively feasible after the end of such calendar year if such participant is employed with the Company, or any of the Company’s subsidiaries, on the last day of such calendar year.

                4.2 Stock Portion. Thirty percent (30%) (or such percentage as established by the Committee from year to year) of a participant’s Bonus for a calendar year shall be paid in the form of shares of the Company’s common stock to be issued to such participant as soon as administratively feasible after the end of such calendar year if such participant is employed with the Company, or any of the Company’s subsidiaries, on the last day of such calendar year; provided however, that the Committee may, in its discretion, determine that the stock portion of a participant’s Bonus shall be represented by a grant of phantom stock units having the terms and conditions as set forth in a grant letter from the Company to the participant.

                4.3 Fair Market Value. All shares of common stock and phantom stock units shall be valued at fair market value for all purposes of this Plan. As used herein, the “fair market value” of a share of Company common stock shall be the average of the high and low sales prices of a share of common stock on the Nasdaq National Market or other securities exchange, automated quotation system or other similar trading market which then constitutes the primary trading market for shares of Company common stock (the “Primary Exchange”), as of the applicable date.

     5. Shares Subject to the Plan. Subject to adjustments provided in paragraph 6 hereof, the aggregate number of shares of common stock that may be awarded under the Plan shall not exceed 250,000. Such shares may consist, either in whole or in part, of the Company’s authorized but unissued common stock or shares of the Company’s authorized and issued common stock reacquired by the Company and held in its Treasury, as may from time to time be determined by the Board.

     6. Adjustment of Shares Subject to the Plan. In the event there is any change in the common stock of the Company subject to the Plan through the declaration of stock dividends, or through recapitalization resulting in stock split-ups, or combinations or exchanges of shares, or otherwise, the number of shares of common stock available under the Plan shall be appropriately adjusted by the Board.

     7. Effect on Employment. Nothing contained in this Plan shall give, or be construed as giving, to any participant the right to be retained in the employ of the Company or of any of the Company’s subsidiaries nor create any obligation on the part of the Company to continue the employment of any participant.

     8. Other Incentive Plans. The adoption of this Plan does not preclude the adoption by appropriate means of any other incentive plan for employees of the Company or its subsidiaries, whether or not such employees are eligible to participate in this Plan.

     9. No Rights Granted; Uniformity. No person shall have any claim or right to any Bonus under this Plan or in any other plan contemplated or referred to herein. Neither the Company nor the Committee has any obligation to treat all participants uniformly and awards may vary with respect to each participant as the Company or the Committee deems appropriate in its sole discretion.

     10. Plan Administration. This Plan shall be administered by the Committee, or if no Committee has been appointed by the Board, shall be administered by the Board. The Committee shall have full power to administer and interpret this Plan. In making any compensation decisions, the Committee shall be entitled to rely on opinions, reports, or statements of officers or employees of the Company and its subsidiaries and of counsel, public accountants and other professional or expert persons. Notwithstanding anything in this Plan to the contrary, the Committee may from time to time delegate authority to appropriate officers of the Company to make compensation decisions and awards with respect to eligible employees other than the Company’s executive officers. All actions of the Committee shall be subject to the approval of the Board. All determinations and decisions made by the Board pursuant to the provisions of the Plan and all related orders or resolutions of the Board shall be final, conclusive and binding on all persons, including the Company and its subsidiaries, its stockholders, employees, and participants and their estates and beneficiaries, and such determinations and decisions shall not be reviewable.

     11. Compliance with Law and Approval of Regulatory Bodies. No shares will be delivered under this Plan except in compliance with all applicable federal and state laws and regulations including, without limitation, compliance with applicable federal and state securities laws, withholding tax requirements and the rules of all domestic stock exchanges and reporting systems on which the Company’s shares of common stock may be listed or reported, as the Committee, in its sole discretion, may deem necessary or advisable. Any share certificate issued to evidence shares of stock may bear legends and statements the Committee shall deem advisable to assure compliance with federal and state laws and regulations.

     12. Rule 16b-3 Requirements. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on any Bonus as may be required to satisfy the requirements of Rule 16b-3 (or any successor rule), under the Securities Exchange Act of 1934.

     13. Withholding Taxes. The Company shall have the right to require a payment from a participant to cover applicable withholding taxes. If permitted by the Committee, a participant may make a written election to have shares of stock withheld from the shares otherwise to be received and applied by the Company to the payment of applicable taxes relative to the granting of the Bonus. The number of shares so withheld shall have an aggregate fair market value, as determined by the Committee, sufficient to satisfy the applicable withholding taxes.

     14. Duration of Plan, Amendment, Modification and Termination. The Plan commences January 1, 2002, subject to its approval by the Company’s shareholders and shall continue until terminated by the Board. At any time and from time to time, the Board may terminate, amend, or modify the Plan. No termination, amendment or modification of the Plan shall in any manner adversely affect any Bonus theretofore granted under the Plan, without the written consent of the participant.

     15. Notices. All notices given, made, delivered, or transmitted to a participant by the Company shall be deemed duly given when mailed first class mail, postage prepaid, and addressed to the participant at the address last appearing on the records of the Company. A participant may change the address as shown on the records of the Company by giving written notice thereof to the Company.

     16. Governing Law. The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Delaware, except to the extent preempted by federal law, which shall to the extent govern.

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